Exhibit 10.1

CORCEPT THERAPEUTICS INCORPORATED

CONSULTING AGREEMENT

This Agreement is made and entered into as of the 1st day of July, 2015 (the “Effective Date”) by and between Corcept Therapeutics Incorporated (“Corcept”), a Delaware corporation located at 149 Commonwealth Drive, Menlo Park, CA  94025, and Anne LeDoux (“Consultant”), an individual, located at 38568 Bent Palm Drive, Palm Desert, CA 92211.

Recital

As part of its ongoing program of research, development and commercialization, Corcept desires to retain qualified individuals to advise Corcept with respect to its strategy and implementation in these areas.  In furtherance thereof, Corcept and Consultant desire to enter into this Agreement.

Agreement

In consideration of the foregoing and the mutual promises contained in this Agreement, Consultant and Corcept hereby agree as follows:

1.Engagement of Services

The consulting services that are the subject of this Agreement (“Services”) are described in the attached Schedule 1.  These Services may be modified from time to time by Corcept having due regard for Consultant’s obligations and commitments. Consultant will perform the Services for Corcept in good faith and to the best of Consultant’s ability at places and times agreeable to Corcept and Consultant.

2.Compensation

In consideration for the Services and the terms of this Agreement, Consultant shall be paid the following compensation:

A  fee of $300.00 per hour, payable monthly within thirty (30) days of receipt of the invoice.

Under no circumstances will Consultant’s fees exceed 40 consulting hours in any calendar month without Corcept’s prior written consent, which any Corcept employee with a title of “Director” or higher may provide by e-mail.

3.Additional Activities

(a)Consultant agrees that during the term of this Agreement, Consultant will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage, participate in or perform services for any business that is in competition with the business then being conducted or planned by Corcept.

(b)Consultant agrees that during the term of this Agreement, and for a period ending one year after the date of termination of this Agreement, Consultant will not (i) induce any employee of Corcept to leave the employ of Corcept or (ii) solicit the business of any client or customer of Corcept, other than on behalf of Corcept.

(c)If any restriction set forth in Sections 3(a) and 3(b) above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.Proprietary Information and Assignment

(a)Consultant understands that during the term of this Agreement Consultant may produce, obtain, make known or learn about certain information which has commercial value in the business in which Corcept is engaged and which is treated by Corcept as confidential.  This information may also have been created, discovered or developed by Corcept or otherwise received by Corcept from third parties subject to a duty to maintain the confidentiality of such information (“Third Parties”).  All such information, together with any Confidential Information disclosed under the July 1, 2015 Confidentiality and Nondisclosure Agreement between Corcept and Consultant, hereinafter called “Proprietary Information,” includes Inventions (as defined in Section 5(a) below) and all other trade secrets, ideas, processes, programs, and all tangible and intangible information relating to formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, pending or potential patent claims and any information derived therefrom, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees or consultants of Corcept.

(b)Consultant hereby acknowledges Corcept’s ownership of the Proprietary Information and Consultant hereby assigns to Corcept any right, title or interest Consultant may have or acquire in any such Proprietary Information.  At all times during the term of this Agreement and thereafter, Consultant will keep in strictest confidence and trust all Proprietary Information, and Consultant will not use, reproduce, disclose, lecture upon or publish any Proprietary Information without the written consent of Corcept, except (i) as may be necessary in the ordinary course of performing the Services and (ii) as permitted by agreement between Corcept and any Third Party in the case of property that is solely any such Third Party’s, unless Consultant is expressly authorized to act otherwise by Corcept.

5.Inventions During the Term of Agreement

(a)All Inventions (as defined below) and all original works of authorship (including without limitation, computer code and the documentation and notes related thereto) made or conceived by Consultant during the term of this Agreement shall be works made for hire and shall become and remain the sole and exclusive property of Corcept.  Consultant shall promptly notify Corcept in writing of all Inventions and original works of authorship so conceived or made by Consultant.  “Inventions” means any and all ideas and discoveries, including, without limitation, findings, reports, disclosures, developments, improvements, concepts, processes, methods, formulas, compositions, procedures, algorithms, devices, drawings, specifications, models, source code, object code, software, diagrams, flow charts, techniques, articles and machines, as well as improvements thereof or know-how related thereto, whether copyrightable or patentable or not, relating to the business and/or field of interest of Corcept or person or business entity directly or indirectly controlled by or controlling Corcept or in which any of the aforesaid have at least a 50% ownership interest.

(b)To the extent that ownership of such Inventions and original works of authorship do not automatically vest in Corcept, Consultant agrees to and hereby assigns and transfers to Corcept Consultant’s entire right, title and interest in and to all Inventions, whether or not patent or copyright applications are filed thereon.  Consultant shall, at Corcept’s request and expense, promptly execute a written assignment to Corcept of title to any such Invention and Consultant shall preserve any such Invention as part of the Proprietary Information of Corcept.  Consultant also hereby assigns and transfers to, or as directed by, Corcept all right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between Corcept and the United States or any of its agencies.  Consultant further agrees as to all Inventions to assist Corcept in every proper way and to execute those documents and take such acts as are reasonably requested by Corcept to obtain, sustain and from time to time enforce patents, copyrights, and other rights and protections for the Inventions in the United States and any other country.

(c)In the event Corcept is unable, after reasonable effort, to secure Consultant’s signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection for an Invention, Consultant hereby irrevocably designates and appoints Corcept and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and on Consultant’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, and other rights and protections thereon with the same legal force and effect as if executed by Consultant.

6.No Unauthorized Use of Third Party Technology

Consultant represents that, except as may be specified in a schedule prepared, signed and delivered by Consultant at the time of signing this Agreement, Consultant has not brought and will not bring to Corcept or use in the performance of the services any device, material, document, trade secret or the like of any third party that is not generally available to the public, unless Consultant has obtained express written authorization from such third party for their possession and use, including those items listed in the schedule.

7.No Conflicting Obligations

(a)Consultant represents that Consultant’s performance of all the terms of this Agreement and the Services does not and will not breach any agreement to keep in confidence any information of another entity that Consultant has acquired or may acquire in confidence or in trust prior to the date or during the term of this Agreement.

(b)Consultant agrees to submit to Corcept any proposed publication which contains any discussion relating to Corcept or work performed by Consultant for Corcept under this Agreement.  Consultant further agrees that no such publication shall be made without the prior written consent of Corcept.

8.Independent Contractor/Taxes.

Consultant is not an agent or employee of Corcept and is not authorized to act on behalf of Corcept.  Except as required by a final determination by the Internal Revenue Service or state taxing authority and upon due notice to the other party, Consultant and Corcept each agrees that it will treat Consultant as an independent contractor for tax purposes and file all tax and information returns and pay all applicable taxes on that basis.

9.Term and Termination

The Agreement shall be in full force and effect for a period of twelve (12) months from the Effective Date.  This Agreement may thereafter be extended only by written agreement of the parties.  The obligations and liabilities of Corcept and Consultant may be earlier terminated as follows:

(a)Upon thirty (30) days’ written notice by either Consultant or Corcept.

(b)Immediately upon written notice by Corcept to Consultant in the event of a material breach by Consultant of any of the covenants contained herein or misconduct by Consultant having a materially adverse effect on the business of Corcept.

10.Effect of Termination

Upon any termination of this Agreement, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of this Agreement shall not relieve Consultant of Consultant’s obligations under Sections 3, 4, 5, 6 and 7 hereof, nor shall any such termination relieve either party from any liability arising from any breach of this Agreement.  Upon termination of this Agreement for any reason, Consultant shall promptly deliver to Corcept all documents, notes, drawings, specifications, calculations, laboratory materials, data and other materials of any nature pertaining to Consultant’s work with Corcept, and documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any Proprietary Information.  In the event of such termination, Consultant shall cooperate with Corcept in completing and signing Corcept’s termination statement for Consultant.

11.Legal and Equitable Remedies

Because Consultant’s services are personal and unique and because Consultant may have access to and become acquainted with Proprietary Information of Corcept, Corcept shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Corcept may have for a breach of this Agreement.

12.General Terms

(a)This Agreement constitutes the final, complete and exclusive agreement between Corcept and Consultant, superseding any previous oral or written communication, representation, understanding or agreement, including the July 1, 2015 Confidentiality and Nondisclosure Agreement between the parties.

(b)This Agreement shall inure to the benefit of the successors and assigns of Corcept, and shall be binding upon Consultant’s successors and permitted assigns.

(c)To the extent that any part of this Agreement shall be found to be illegal or unenforceable for any reason, such part shall be modified or deleted in such a manner so as to make the Agreement legal and enforceable under applicable laws.

(d)This Agreement shall be governed by the laws of the State of California, notwithstanding its conflict of laws principles.

(e)This Agreement may not be amended, modified, released, discharged, abandoned, or otherwise changed, in whole or in part, except by a written instrument signed by both parties.

(f)Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing, to the appropriate address below.

(g)Corcept has specifically contracted for Consultant’s services, Consultant shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Corcept.  Any such attempted assignment or delegation without proper consent shall be void.

(h)The waiver of any term or condition contained in this Agreement by any party to this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CORCEPT THERAPEUTICS INCORPORATED	Anne LeDoux (Name of Institution/Corporation/Vendor)
Address: 149 Commonwealth Drive Menlo Park, CA 94025	Address: 38568 Bent Palm Drive Palm Desert, CA 92211 Tel::760-565-1441 (home) Cell: 650-279-9897 Fax E-Mail:aledoux@corcept.com
By:/s/ Charles G. Robb	By:/s/ Anne M. LeDoux
Charles G. Robb (Print Name)	Anne M. LeDoux (Print Name)
Chief Financial Officer (Title)	Consultant (Title)

July 1, 2015 (Date)	SSN: [If Consultant is an individual or sole proprietorship]
July 1, 2015 (Date)

Please kindly forward us a copy of your abbreviated CV upon execution of this Agreement.

Schedule 1

CONSULTING SERVICES

Consulting Services to be provided shall include discussions regarding financial, and stock administration matters. ______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________